June 28, 2010

Robert R. Durbin
Imperial Oil & Gas, Inc.
P.O. Box 4675
Lago Vista, TX 76092

RE: Hydro-FX Investment

Dear Mr. Durbin:

This letter is intended as a binding agreement is made June 25, 2010 between HydroFX Holding, Ltd. by of P.O. Box 478, Cedar Park, Texas 78630, called seller through Hydro-FX, Inc. as General Partner of. seller, and Imperial Oil & Gas, Inc. or one of its subsidiaries of P.O. Box 4675, Lago Vista, Texas 78645, called buyer.

RECITALS

A.   Seller is General Partner of Hydro-FX-Holding, Ltd. who is the owner of certain improved real property located in Wise County, Texas, more fully described in Exhibit "A" attached hereto. This property is referred to as site.

B.   Buyer is seeking an interest in the property as well as the currently non-functioning oil and gas waste water disposal business associated therewith.

C.   The parties jointly desire to enter into a partnership for the further development of site as a fully functional oil and gas waste water disposal business by deepening the well to the Ellenberger formation.

D.   Seller currently has a permit to allow the deepening of the current disposal well to the Ellenberger formation and to deposit 15,000 barrels of oil and gas waste water into said formation from the Texas Railroad Commission.

To effectuate their common desire for the development of site, the parties agree as follows:

P.O. Box 478 — Cedar Park, Texas 78630 — Office 512-922-0745, Fax 512-219-3259

Section I.

Parties to Enter Partnership

By the execution of this agreement and by the execution of a mutually agreeable limited partnership agreement of the form attached as Exhibit "B," the parties enter into a limited partnership for the purpose of operating a commercial oil and gas water disposal facility.

Section IL

Seller to Contribute the Property

Seller will execute a 5 year convertible promissory note of the form attached as Exhibit "C" subject to conversion upon the drilling on the site becoming complete and the site becoming a working oil and gas waste water disposal facility. Upon conversion Seller shall contribute site to the partnership in accordance with the terms of this agreement, for which seller's partnership capital account will be credited 60% or $2,250,000 interest in the partnership. Site will be conveyed to the partnership subject to liens and encumbrances listed in Exhibit "C" and current taxes.

Section III.

Buyer's Capital Contribution

Buyer will loan to the partnership $1,500,000.00 through a convertible promissory note. The notes conversion will be at the option of the Buyer. Upon conversion the note will be converted as an interest in the site and shall be credited as $1,500,000.00 capital to the partnership. That amount is intended to be all money needed for the completion of drilling of the site as well as all other cash requirements for marketing, legal costs, and advances to defer payment to current creditors until such time as the site is up and running as a going oil and gas water disposal concern. It is understood, however, that it will be the objective of the parties to defer current debt and vendor obligations until the site is operational and those obligations can be paid back through payments from the net profits due seller.

P.O. Box 478 — Cedar Park, Texas 78630 — Office 512-922-0745, Fax 512-219-3259

Section IV.

Prerequisite to Funding

As a prerequisite to the depositing the funds subject to the Note, seller shall have obtained written subordination of the current liens on the site to buyers lien under the Deed of Trust attached hereto as Exhibit "D:"

Section V.

Hydro-FX, Inc. to Control Design, Construction, Financing and Management

Hydro-FX, Inc. as General Partner will have exclusive control of design, construction, and management of the partnership project, except as specifically limited in this agreement.

Section VI.

Compensation of Parties

Neither buyer nor seller will be paid any fee, salary, or other compensation, direct or indirect, for service to the partnership other than that stated in the Hydro-FX Operating Agreement.

Section VII.

Partnership Interests

The interests of seller and buyer in the capital and in the profits and losses shall be based on their prorata interest in the property. i.e. before note conversion Seller 100%, after conversion seller 60% and buyer 40%.:

Section VIII.

Option of General Partners to Become Limited Partners

Upon conversion of the promissory note above buyer may elect to become a limited partner after the project has been completed. For this purpose, the project will be deemed completed when the site becomes a working oil and gas waste water disposal business open for business.

Section IX.

Remedies

In the event of any controversy concerning alleged breaches of this agreement, the rights of the parties will be limited exclusively to a claim for damages or accounting. No party will have any right to seek specific performance, or to record any suit as lis pendens against real property.

P.O. Box 478 — Cedar Park, Texas 78630 — Office 512-922-0745, Fax 512-219-3259

Section X.

Applicable Law/Venue

The law of the State of Texas shall apply to this agreement, and all rights, construction and questions of validity hereunder shall be governed by Texas law. It is further agreed that venue for all purposes shall be Travis County, Texas.

Executed at Austin. Texas on the date first above written.

Sincerely,

/s/ Ray Ledesma
Ray Ledesma
President

I agree that the above accurately states our agreement and agree to be bound by the terms of this binding letter of intent.

Imperial Oil & Gas, Inc.

/s/ Robert R. Durbin
Robert R. Durbin, CEO

P.O. Box 478 — Cedar Park, Texas 78630 — Office 512-922-0745, Fax 512-219-3259